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CHRISTOPHER ALLEN NAMED
NAPSTER’S CHIEF OPERATING OFFICER

Company Strengthens Team with Online Veteran from Blockbuster Online, Yahoo! Music and Musicmatch

LOS ANGELES - August 3, 2007 - Napster (Nasdaq: NAPS) today announced that Christopher Allen will join the Company as Chief Operating Officer effective August 6, 2007. Mr. Allen will be responsible for product strategy, development and marketing and will report to Chris Gorog, Napster’s Chairman and CEO.

Mr. Allen comes to Napster having most recently served as Vice President, Product Strategy, Design, and Marketing for Blockbuster Online, where he was responsible for driving the product strategy, design and development of the popular Blockbuster website and overseeing the online customer experience. Over the past six months, Blockbuster’s Total Access subscriber base more than doubled, and unique visitors to blockbuster.com grew more than 60% according to comScore MediaMetrix.

“Christopher brings a track record of guiding substantial growth for online companies and a wealth of highly relevant experience to Napster. We are delighted to add Christopher to our team and look forward to having him drive innovation and continue to improve the user experience for both new users and Napster’s current subscribers,” said Mr. Gorog.

Prior to Blockbuster, Mr. Allen served as Vice President of Product Strategy and Marketing at Yahoo! Music and was responsible for driving the global product vision and managing the strategic product and service roadmap for Yahoo! Music. A seasoned executive with over 12 years of product and marketing experience, Mr. Allen oversaw the media and premium service lines of business and all aspects of product management and product planning for Yahoo! Music products, services, and emerging platforms.

Mr. Allen joined Yahoo! Music in 2004 with that company’s acquisition of Musicmatch. As Senior Vice President of Marketing and Strategic Planning at Musicmatch, he directed the overall product and consumer marketing strategy, including customer acquisition and retention strategies for premium software and subscription services. Mr. Allen managed key consumer marketing initiatives including merchandising, e-commerce, and partner marketing activities as the Musicmatch userbase grew ten-fold in less than five years. He was also chartered with analyzing future product trends to evaluate integration of digital music services into emerging technologies and devices. During his tenure at Musicmatch, the company received seven consecutive PC Magazine Editors' Choice awards for excellence and countless accolades for leadership in digital music products and services.

Prior to joining Musicmatch in early 2000, Mr. Allen was a co-founder and head of product marketing and strategic planning at Kablink, an online photo service company. Previously, he spent more than 10 years in product management at pioneering companies AT&T and NCR working on data warehouse decision support, predictive analysis, and business intelligence/CRM initiatives.

“Napster is one of the few iconic brands in the online world, and I could not be more excited about joining the team, building upon a strong product line foundation, and contributing to the company’s growth moving forward,” said Mr. Allen.

Mr. Allen received a B.S. in electrical engineering from the University of Notre Dame, an M.S. in electrical engineering and computer science from the Georgia Institute of Technology, and an M.B.A. from the University of San Diego.

In commenting on the management change at Napster, Mr. Gorog said, “The Company also thanks Laura Goldberg for her dedicated efforts in helping to build Napster during our formative years.  Laura made a valuable contribution to our development, and her efforts are greatly appreciated.”

About Napster

Napster, the pioneer of digital music, offers the ultimate interactive music experience. With an expanding roster of offerings including free, Web- based music listening and sharing, subscription and portable subscription services, and an advanced mobile music platform, Napster creates better ways to discover, share, acquire and enjoy music -- anytime, anywhere. Napster is headquartered in Los Angeles, with offices in Frankfurt, Luxembourg, New York, San Diego, San Jose and Tokyo.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties such as failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with our service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including Napster's Quarterly Report on Form 10-Q as filed with the SEC on August 1, 2007, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright (C) 2007 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.